Exhibit 4.2

Phone: [***]

Fax: [***]

December 19, 2018

Sundial Growers Inc.

Suite 200, 919-11 Avenue S.W.

Calgary, Alberta T2R 1P3

Attn: Ted Hellard, Executive Chairman

Dear Sirs:

ATB Financial has approved and offers financial assistance on the terms and conditions in the attached amended and restated commitment letter. This agreement amends and restates in its entirety our letter dated August 16, 2018. Any borrowings outstanding under that letter agreement are deemed to be Borrowings hereunder under the related facility referenced herein.

You may accept our offer by returning the enclosed duplicate of this letter, signed as indicated below, by 4:00 p.m. on or before December 19, 2018 or our offer will automatically expire. We reserve the right to cancel our offer at any time prior to acceptance.

Thank you for your business.

Yours truly,

ATB FINANCIAL

By:	/s/ [***]
[***]

By:	/s/ [***]
[***]

Encl.

Amended and Restated Commitment Letter (December 2018)

Accepted this 19th day of December, 2018.

SUNDIAL GROWERS INC.

Per:	/s/ [***]
Name: [***]
Title: [***]

THIS AMENDED AND RESTATED COMMITMENT LETTER is dated December 19, 2018.

BETWEEN:

LENDER:	ATB FINANCIAL

BORROWER:	SUNDIAL GROWERS INC.

GUARANTORS:	KAMCAN PRODUCTS INC. 2011296 ALBERTA INC. SPROUT TECHNOLOGIES INC.

WHEREAS pursuant to a Commitment Letter dated as of August 16, 2018 (as amended from time to time, the “Original Commitment Letter”) between the Borrower and the Lender, the Borrower requested and the Lenders agreed to establish senior secured variable rate term loan credit facilities on the terms and conditions set forth therein;

AND WHEREAS the parties hereto have agreed to amend and restate the Original Commitment Letter in its entirety on the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises, the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1. AMOUNTS AND TYPES OF FACILITIES (EACH REFERRED TO AS A “FACILITY”)

Facilities #1, #2, #3 and #4 are available to the Borrower prior to June 1, 2019

Facility #1 – Non-Revolving Development Loan Facility – Cdn. $29,500,000.00

(a)	Facility #1 is available by way of Prime-based loans in Canadian dollars.

(b)

Facility #1 is available by way of draws from time to time, but such draws will be no more than once monthly until the earlier of June 1, 2019 and Term Date, subject to the notice periods provided hereunder.

(c)	Facility #1 is non-revolving. Amounts repaid may not be re-borrowed.

(d)	Facility #1 is to be used solely for the purposes of financing the development of Cluster 1 of the Project in accordance with the Project Plan during the Construction Period.

(e)

Cluster 2 Accordion – Subject to the Lender’s consent (and including, among other things, an updated and further credit review by the Lender), the principal amount available under Facility #1 may be increased by Cdn. $22,000,000 for the purposes of financing the development of Cluster 2.

Facility #2 – Operating Facility – Cdn. $500,000.00

(a)	Facility #2 is available by way of:

(i)	Prime-based loans in Canadian dollars

(ii)	Letters of Credit (up to an aggregate sublimit of $250,000.00)

(iii)	MasterCard (up to an aggregate sublimit of $250,000.00)

(b)	Facility #2 is revolving. Amounts repaid may be re-borrowed.

(c)	Facility #2 is to be used for general operating purposes during the Construction Period.

Facility #3 – 3P Building Development Facility – Cdn. $5,000,000.00

(a)	Facility #3 is available by way of Prime-based loans in Canadian dollars.

(b)	Facility #3 is available by way of draws from time to time, but such draws will be no more than once monthly until the earlier of June 1, 2019, subject to the notice periods provided hereunder.

(c)	Facility #3 is non-revolving. Amounts repaid may not be re-borrowed.

(d)	Facility #3 is to be used solely for the purposes of financing the development of the 3P Building in accordance with the Project Plan during the Construction Period.

(e)

Facility #3 will only be available to fund up to 50% of the relevant portion of the Project Budget for the 3P Building and with confirmation that Borrower has provided equity sufficient to fund the remaining 50% of the 3P Building.

Facility #4 – H-Block Extension Development Facility – Cdn. $14,000,000.00

(a)	Facility #4 is available by way of Prime-based loans in Canadian dollars.

(i)	Facility #4 is available by multiple draws:

(ii)	$4,000,000.00 is available on the Closing Date.

(iii)

$10,000,000.00 is available upon the first successful monthly supply fulfillment of suitable cannabis product to the AGLC by the Borrower and derived from the Project, as contemplated by the AGLC Supply Agreement.

(b)	Facility #4 is available by way of draws from time to time, but such draws will be no more than once monthly until the earlier of June 1, 2019, subject to the notice periods provided hereunder.

(c)	Facility #4 is non-revolving. Amounts repaid may not be re-borrowed.

(d)	Facility #4 is to be used solely for the purposes of financing the development of the Project’s H-Block Extension in accordance with the Project Plan during the Construction Period.

Facilities #5, #6 and #7 are only available to the Borrower on or after June 1, 2019

Facility #5 – Non-Revolving Development Term Out Facility – Cdn. $29,500,000.00

(a)	Facility #5 is available by way of:

(i)	Prime-based loans in Canadian dollars.

(ii)	Guaranteed notes and drafts in Canadian dollars as further set out in Section 3 (“G/Ns”).

(b)	Facility #5 is non-revolving. Amounts repaid may not be re-borrowed, but Borrower can convert between types of Borrowings subject to the notice periods provided hereunder.

(c)	Facility #5 is to be used solely for the purposes of refinancing Facility #1.

(d)	Following June 1, 2019, Borrower will drawdown or be deemed to have drawn on Facility #5 in order to refinance Facility #1.

Facility #6 – 3P Building Term Out Facility – Cdn. $5,000,000.00

(a)	Facility #6 is available by way of:

(i)	Prime-based loans in Canadian dollars.

(ii)	G/Ns.

(b)	Facility #6 is non-revolving. Amounts repaid may not be re-borrowed, but Borrower can convert between types of Borrowings subject to the notice periods provided hereunder.

(c)	Facility #6 is to be used solely for the purposes of refinancing Facility #3.

(d)	Following June 1, 2019, and revenue is being generated from two of three pods in Cluster 1, Borrower will drawdown or be deemed to have drawn on Facility #6 in order to refinance Facility #3.

Facility #7 – H-Block Extension Term Out Facility – Cdn. $14,000,000.00

(a)	Facility #7 is available by way of:

(i)	Prime-based loans in Canadian dollars.

(ii)	G/Ns.

(b)	Facility #7 is non-revolving. Amounts repaid may not be re-borrowed, but Borrower can convert between types of Borrowings subject to the notice periods provided hereunder.

(c)	Facility #7 is to be used solely for the purposes of refinancing Facility #4.

(d)	Following June 1, 2019, and revenue is being generated from two of three pods in Cluster 1, Borrower will drawdown or be deemed to have drawn on Facility #7 in order to refinance Facility #4.

2. INTEREST RATES AND PREPAYMENT:

(a)	Pricing applicable to each Facility is based on the Applicable Margin set forth below:

Type	Development Facility (Facility #1)	Operating Facility (Facility #2)	3P Building Development Facility (Facility #3)	H-Block Extension Development Facility (Facility #4)	Term Out Facility (Facility #5, #6 and #7)
Margin on Canadian Prime Loans	275.0 bps	300.0 bps	275.0 bps	275.0 bps	225.0 bps
G/N Stamping Fee	n/a	n/a	n/a	n/a	375.0 bps
Standby Fees	85.0 bps	95.0 bps	85.0 bps	85.0	n/a
Stamping Fees	n/a	167.5 bps ($500 minimum)	n/a	n/a	n/a

(b)	Prime Loans: Interest is payable in Canadian dollars at Prime plus the Applicable Margin.

(c)	Letters of Credit: fees for non-financial letters of credit will be 66 2/3% of the stamping fees for financial letters of credit (as provided in the table above).

(d)	Default Applicable Margin: during a Default or Event of Default, the Applicable Margin will increase by 200 bps under each of the Facilities.

Corporate	MasterCard:

Fees	are detailed in the Corporate MasterCard documentation.

3. GUARANTEED NOTES AND DRAFTS IN CANADIAN DOLLARS

Section 3 hereof applies to the availability of Facility #5, #6 and #7, in the form of G/Ns.

(a)	Acceptances and Drafts

(i)

The Lender agrees on the terms and conditions of this agreement and from time to time on any Business Day prior to relevant repayment date as set out in this Section 4 to create Guaranteed Notes by accepting Drafts and to purchase such Guaranteed Notes in accordance with this Section 3(c)(ii).

(ii)

Each Drawing shall consist of the creation and purchase of Guaranteed Notes or the purchase of Drafts on the same day, in each case for the Drawing Price, effected or arranged by the Lender in accordance with this Section 3(c).

(b)	Form of Drafts

(i)

Each Draft presented by the Borrower shall (i) be in a minimum amount of $1,000,000 and in an integral multiple of $100,000, (ii) be dated the date of the Drawing, and (iii) mature and be payable by the Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately 1, 2 or 3 months at the election of the Borrower after the Drawing Date and on or prior to the Term Date.

(c)	Acceptances and Drafts

(i)

Each Drawing shall be made on notice (a “Drawing Notice”) given by the Borrower to the Lender under the relevant Facility not later than 10:00 a.m. (Calgary time) at least two Business Days prior to such Drawing. Each Drawing Notice shall be in substantially the form of Schedule “D”, shall be irrevocable and binding on the Borrower and shall specify (i) the Drawing Date, (ii) the Facility under which the Drawing is to be made, (iii) the aggregate Face Amount of Drafts to be accepted and purchased (or purchased, as the case may be), and (iv) the contract maturity date for the Drafts.

(ii)

Not later than 10:00 a.m. (Calgary time) on an applicable Drawing Date, the Lender shall complete one or more Drafts in accordance with the Drawing Notice and either (x) accept the Drafts and purchase the Guaranteed Notes so created for the Drawing Price, or (y) purchase the Drafts for the Drawing Price. In each case, upon fulfilment of the applicable conditions set forth in Section 13, the Lender shall make funds available to the Borrower in accordance with Section 1.

(iii)

Guaranteed Notes purchased by the Lender may be held by it for its own account until the Term Date or sold by it at any time prior to that date in any relevant Canadian market in the Lender’s sole discretion. The Borrower hereby waives presentment for payment of Guaranteed Notes and any defence to payment of amounts due to the Lender in respect of a Guaranteed Note which might exist by reason of such Guaranteed Note being held at maturity which it accepted and purchased or purchased, as the case may be, and agrees not to claim from the Lender any days of grace for the payment at maturity of any Guaranteed Note.

(d)	Presigned Draft Forms

(i)

Subject to this Section 3(d)(ii), to enable the Lender to create Guaranteed Notes or complete Drafts in the manner specified in this Section 3, the Borrower shall supply the Lender with such number of Drafts as it may reasonably request, duly recorded and executed on behalf of the Borrower. The Lender will exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by the Borrower, promptly advise the Borrower of the number and designations, if any, of uncompleted Drafts held by it for such Borrower. The signature of any officer or authorized signatory of the Borrower on a Draft may be mechanically reproduced and Guaranteed Notes bearing facsimile signature shall be binding upon the Borrower as if they had been manually signed, even if the individuals whose manual or facsimile signature appears on any Guaranteed Note no longer hold office at the date of signature, at the date of its acceptance by the Lender or at any time after such date, any Guaranteed Note so signed shall be valid and binding upon the Borrower.

(ii)

The Borrower hereby irrevocably appoints the Lender as its attorney to complete, sign and record on its behalf, manually or by facsimile or mechanical signature, any Guaranteed Note necessary to enable the Lender to make Drawings in the manner specified in this Section 3. Upon the request of the Lender, the Borrower shall provide to the Lender a power of attorney to complete, sign and record Guaranteed Notes on behalf of the Borrower in form and substance satisfactory to the Lender. All Guaranteed Notes signed or recorded on the Borrower’s behalf by the Lender shall be binding on the Borrower, all as if duly signed or recorded by the Borrower. The Lender shall (x) maintain a record with respect to any Guaranteed Note completed in accordance with this Section 3(d)(ii), voided by it for any reason, accepted and purchased or purchased and cancelled at its respective maturity; and (y) retain such records in the manner and for the statutory periods provided by applicable law which apply to the Lender and make such records available to the Borrower, acting reasonably. On request by the Borrower, the Lender shall cancel and return to the possession of the Borrower all Guaranteed Notes which have been pre-signed or pre-recorded on behalf of the Borrower and which are held by the Lender and are not required to make Drawings in accordance with this Section 3.

(iii)

The Borrower agrees to indemnify Lender and its directors, officers, employees, affiliates and agents and to hold it and them harmless from any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the negligence or willful misconduct of Lender or any of its directors, officers, employees, affiliates or agents.

(e)	Payment, Conversion or Renewal of Guaranteed Notes

(i)

The Borrower will pay to the Lender in respect of each G/N tendered by the Borrower to and accepted by the Lender as a condition of such acceptance or purchase, the G/N Stamping Fee. The Lender is entitled to deduct and retain for its own account the amount of such fee from the amount to be deposited by the Lender to the applicable Borrower’s Account pursuant to this Agreement in respect of the sale of the related G/N.

(ii)

Upon the maturity of a Guaranteed Note, the Borrower may (i) elect to issue a replacement Guaranteed Note by giving an Election Notice in accordance Section 17(l)(iii), and in the form provided in Schedule “E”, elect to have all or a portion of the Face Amount of the Guaranteed Note converted to a Prime based loan by giving a Drawdown Notice in accordance with Schedule “A”, or (iii) pay, on or before 10:00 a.m. (Calgary time) on the maturity date for the Guaranteed Note, an amount in Canadian dollars equal to the Face Amount of the Guaranteed Note (notwithstanding that the Lender may be the holder of it at maturity). Subject to Section 3(e)(iii), any such payment shall satisfy the Borrower’s obligations under the Guaranteed Note to which it relates.

(iii)

The Drawing Price of a replacement Guaranteed Note, in the case of a Guaranteed Note to be replaced pursuant to Section 3(e)(ii), shall be paid by the Borrower on or before 10:00 a.m. (Calgary time) on the date of the Drawing.

(iv)

If the Borrower fails to pay any Guaranteed Note when due or issue a replacement in at least the Face Amount of such Guaranteed Note, or fails to pay any amount otherwise described in Section 3(e)(iii), the Borrower shall be deemed to have requested a Prime based loan to be made by the Lender under the applicable Facility in an amount equal to the unpaid amount due and payable, which advance shall bear interest calculated and payable as provided in Section 2. This deemed request and advance shall occur as of the maturity date or date of the Drawing, as applicable, and without any necessity for the Borrower to give a Drawdown Notice.

(v)	The Borrower acknowledges that the Guaranteed Notes may not be prepaid prior to the maturity thereof.

4. REPAYMENT:

(a)

Prepayment is permitted under: (a) Facilities #1, #3, #4, #5, #6 and #7 in whole or in part in minimum amounts of $2,000,000 and in integral multiples of $1,000,000 thereafter; and (b) Facility #2 in whole or in part in minimum amounts of $100,000 and in integral multiples of $10,000 thereafter.

(b)	In respect to Facilities #5, #6, and #7, G/Ns cannot be prepaid prior to their maturity.

(c)

Facilities #1, #3, #4, #5, #6 and #7 will be repaid in inverse order of maturity using 100% of the net cash proceeds from (a) insurance claims in excess of $500,000 per annum, unless such proceeds are used for repairs or reconstruction of damaged properties (as approved by Lender, acting reasonably); and (b) any material physical asset dispositions other than in the ordinary course of business and for replacement of assets.

(d)

Any prepayment or cancellation will be subject to at least five (5) Business Days’ prior written notice, subject to certification from the Project Consultant that sufficient funds are available to complete the applicable portion of the Project (except that repayment of all Facilities hereunder will not require a certificate from the Project Consultant).

Facility #1:

(a)	Facility #1 is a committed term facility, as detailed herein.

(b)	Interest on Prime-based loans under Facility #1 is payable on the last Business Day of each month.

(c)	On the Term Out Facility Date, Borrower will repay in full all Borrowings under Facility #1 from Facility #5, and Facility #1 will thereafter be cancelled and replaced with Facility #5.

(d)	All Borrowings under Facility #1 are due and payable in full on the Term Date.

Facility #2:

(a)	Facility #2 is a committed revolving operating facility, as detailed herein.

(b)	Interest on Prime-based loans under Facility #2 is payable on the last Business Day of each month.

(c)	Borrower will make interest-only payments under Facility #2.

(d)	All Borrowings outstanding under Facility #2 will be due and payable in full on the earlier of the Term Out Facility Date and the Term Date.

Facility #3:

(a)	Facility #3 is a committed term facility, as detailed herein.

(b)	Interest on Prime-based loans under Facility #3 is payable on the last Business Day of each month.

(c)	On the Term Out Facility Date, Borrower will repay in full all Borrowings under Facility #3 from Facility #6, and Facility #3 will thereafter be cancelled and replaced with Facility #6.

(d)	All Borrowings under Facility #3 are due and payable in full on the Term Date.

Facility #4:

(a)	Facility #4 is a committed term facility, as detailed herein.

(b)	Interest on Prime-based loans under Facility #1 is payable on the last Business Day of each month.

(c)	On the Term Out Facility Date, Borrower will repay in full all Borrowings under Facility #4 from Facility #7, and Facility #4 will thereafter be cancelled and replaced with Facility #7.

(d)	All Borrowings under Facility #4 are due and payable in full on the Term Date.

Facility #5

(a)	Facility #5 is an amortizing committed term facility, as detailed herein.

(b)	Interest on Prime-based loans under Facility #5 is payable on the last business day of each Fiscal Quarter.

(c)

Following the advance of Facility #5, principal will be repaid in quarterly principal payments at the end of the first Fiscal Quarter following such advance, amortized over a 5-year period, plus accrued interest thereon, with the balance of all Borrowings outstanding under Facility #5 being due and payable in full on the Term Date.

Facility #6

(a)	Facility #6 is an amortizing committed term facility, as detailed herein.

(b)	Interest on Prime-based loans under Facility #6 is payable on the last business day of each Fiscal Quarter.

(c)

Following the advance of Facility #6, principal will be repaid in quarterly principal payments at the end of the first Fiscal Quarter following such advance, amortized over a 5-year period, plus accrued interest thereon, with the balance of all Borrowings outstanding under Facility #6 being due and payable in full on the Term Date.

Facility #7

(a)	Facility #7 is an amortizing committed term facility, as detailed herein.

(b)	Interest on Prime-based loans under Facility #7 is payable on the last business day of each Fiscal Quarter.

(c)

Following the advance of Facility #7, principal will be repaid in quarterly principal payments at the end of the first Fiscal Quarter following such advance, amortized over a 5-year period, plus accrued interest thereon, with the balance of all Borrowings outstanding under Facility #7 being due and payable in full on the Term Date.

5. FEES:

(a)	Non-refundable upfront fee of $145,000 will be payable on the Closing Date. Lender is hereby authorized to debit Borrower’s current account for any unpaid portion of such commitment fee.

(b)

For reports or statements not received within the stipulated periods (and without limiting Lender’s rights by virtue of such default), Borrower will be subject to a fee of $125 per month (per monthly or quarterly report or statement) and $250 per month (per annual report or statement) for each late reporting occurrence, which will be deducted from Borrower’s account.

6. SECURITY DOCUMENTS:

All security documents in this Section 6 (whether held or later delivered) (collectively referred to as the “Security Documents” and each, a “Security Document”) will secure all Facilities and all other obligations of Borrower and any Guarantor to Lender under this Commitment Letter (whether present or future, direct or indirect, contingent or matured).

The	parties acknowledge that the following Security Documents are held:

(a)

general security agreement from the Borrower and each Guarantor, providing a first position security interest in favour of Lender over all present and after acquired personal property and a floating charge on all lands, subject to Permitted Encumbrances;

(b)

collateral mortgage from the Borrower and each applicable Guarantor, as amended by a mortgage amending agreement dated as of September 14, 2018, providing a first position security interest in favour of Lender over all real property located in Alberta and registered in the name of the Borrower or such Guarantor, subject to Permitted Encumbrances;

(c)

assignment of Material Project Documents from the Borrower and each Guarantor providing a security interest in favour of Lender over all interests of the Borrower or such Guarantor in the Material Project Documents, together with a consent to such assignment of material contracts from each counterparty to each applicable Material Project Document;

(d)	unlimited joint and several guarantees and postponements of claim from each Guarantor;

(e)

evidence of insurance naming Lender as first loss payee and additional insured, in such amounts and with such deductibles as are customary in the case of owners of businesses similar to the business currently carried on by the Borrower and each Guarantor, including but not limited to:

(i)	builders all risk insurance and adequate property, liability and business insurance; and

(ii)	crop insurance and export insurance.

No such insurance will be cancellable except with 30 days’ prior written notice to Lender and will otherwise be on terms and conditions and provided by insurers acceptable to Lender. Lender reserves the right to have any insurance reviewed by an independent insurance advisor at cost to Borrower; and

(f)	such material intellectual property security and related registrations thereto, determined at the sole discretion of the Lender; and

The	additional Security Documents required at this time are as follows:

(g)	confirmation of guarantees and security from each Guarantor; and

(h)

amended and restated intercreditor agreement among the Lender, each Loan Party, Auxly, 2082033 Alberta Ltd., and FCC in connection with its Subordinated Debt and the Subordinated Royalty Purchaser in connection with its Subordinated Royalty, upon terms and conditions satisfactory to Lender and providing for, among other things, the full postponement and subordination of any repayments of principal under the Subordinated Debt.

The Security Documents are to be registered in the following jurisdictions: Alberta, British Columbia, and such other jurisdictions as Lender may reasonably require from time to time.

Subject to the terms of this agreement, within 45 days of any Person becoming a new Subsidiary, Borrower will cause to be executed and delivered to Lender by each such new Subsidiary: (a) an unlimited joint and several guarantee and postponement of claims, and (b) a general security agreement in respect of all present and after-acquired personal property of such Subsidiary and a floating charge in respect of all lands of such Subsidiary, together with such other documents, certificates and opinions as Lender may reasonably request; provided that, if the Loan Parties which have provided security in favour of Lender comprise 95% of the consolidated assets and earnings of the Borrower then such new Subsidiary(ies) will not be required to grant any such security.

7. REPRESENTATIONS AND WARRANTIES:

Borrower	represents and warrants to Lender that:

(a)

Each Loan Party is a corporation duly incorporated, validly existing and duly registered or qualified to carry on business in the Province of Alberta (other than KamCan Products Inc.) and in each other jurisdiction where it carries on any material business, except to the extent that failure to maintain such registration or qualification does not have a Material Adverse Change;

(b)	the execution, delivery and performance by each Loan Party of this agreement and each other Loan Document to which it is a party:

(i)	have been duly authorized by all necessary corporate action;

(ii)	are within its corporate power and capacity; and

(iii)

do not violate any provision of or constitute a default (whether with notice or the lapse of time or both) or require any consent or waiver of rights of any person, or any authorization or approval (other than such consents, waivers, authorizations or approvals which have been obtained and provided to Lender), under: (A) its governing documents; (B) any applicable laws to which it is subject or by which it is bound; or (C) any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, judgment or decree to which each Loan Party is a party or by which its assets or properties are bound, including, without limitation, any lease or Material Project Document, except for such breaches which, in aggregate, would not reasonably be expected to have a Material Adverse Change;

(c)

this agreement and each other Loan Document to which any Loan Party is a party is a legal, valid and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party or other party thereto, as applicable, in accordance with its terms except as enforceability may be limited by general principles of equity and by applicable laws regarding bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect;

(d)	no Default or Event of Default has occurred;

(e)

the most recent financial statements of each Loan Party, provided to Lender fairly present their financial position as of the date thereof and their results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no change in the business or Borrower’s or such Guarantor’s financial condition that would reasonably be expected to have a Material Adverse Change;

(f)	each Loan Party is the legal and beneficial owner of and has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than Permitted Encumbrances;

(g)

all information (including financial information and projections), materials and documents delivered by or on behalf of Borrower or any other Loan Party to Lender in contemplation of the transactions contemplated by this agreement or as required by the terms of this agreement were:

(i)	in the case of all such information, materials and documents (but excluding therefrom any projections), true, complete and accurate in all material respects as at their respective dates; and

(ii)	in the case of any such projections, prepared in good faith based upon assumptions believed to be reasonable at the time made;

(h)

there are no actions, suits or proceedings pending or, to the best of the knowledge, information and belief of any Loan Party, threatened against any Loan Party at law or in equity by or before any court, tribunal, governmental department, commission, board, bureau, agent or instrumentality, domestic or foreign, or before any arbitrator of any kind, and no Loan Party is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, tribunal, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign or any arbitrator of any kind, except for such actions, suits or proceedings which, in the aggregate, would not reasonably be expected to have a Material Adverse Change;

(i)	the Borrower confirms that it has opened the requisite number of holdback accounts with the Lender in accordance with the applicable real property lien legislation;

(j)

each Loan Party is in compliance in all material respects with all applicable laws including, without limitation, all environmental laws, health and safety laws, and there is no existing material impairment to its properties and assets as a result of environmental damage, except to the extent disclosed in writing to Lender and acknowledged by Lender and except for such noncompliance which, in the aggregate, would not reasonably have a Material Adverse Change;

(k)

each Loan party is in compliance with all Cannabis Laws applicable to it and its Business, except where any failure to do so is capable of being remedied, and is being diligently remedied, within the time periods permitted by the applicable governmental authority and specifically, but without limitation, none of:

(i)	the purchase from any Loan Party, or import from Canada, of cannabis by a person resident (or otherwise located) in a Qualified Jurisdiction; or

(ii)

the sale to a Person resident (or otherwise located) in a Qualified Jurisdiction, or export to such Qualified Jurisdiction, of cannabis by any Loan Party, will violate or result in a breach of any applicable Cannabis Laws;

(l)	all Business Authorizations:

(i)	have been duly obtained, taken, given or made;

(ii)	are valid and in full force and effect; and

(iii)

are free from conditions or requirements that have not been met or complied with where the failure to so satisfy may allow for the material modification or revocation thereof, except where such failure would be capable of being remedied within the time period typically permitted by the applicable governmental authority;

(m)	each Loan Party is in compliance in all material respects with all Business Authorizations held by, or in favour of such Loan Party;

(n)

no Loan Party has received any notice from any governmental authority regarding any actual or alleged violation of, or any failure on the part of such Loan Party to comply with, any term or requirement of any Business Authorization that has not been remedied and is not capable of being remedied;

(o)

no Loan Party has received any written notice from any governmental authority of any revocation or intention to revoke any interest of any Loan Party in any Business Authorization that not been remedied and is not capable of being remedied;

(p)

no Loan Party knows of any reason why any Business Authorization should be suspended, cancelled or revoked or of any factor that might in any way prejudice the continuation or renewal of any Business Authorization;

(q)

all taxes, assessments, maintenance fees and other amounts required to maintain the Business Authorizations have been paid in full, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change;

(r)	the Borrower confirms that it has opened the requisite number of holdback accounts with the Lender in accordance with the applicable real property lien legislation;

(s)	the only Subsidiaries of Borrower are the Guarantors; and

(t)	the Project Budget and the Sources and Uses described herein include a fair and accurate description the financial requirements of the Loan Parties to complete the Project.

All	representations and warranties are deemed to be repeated by Borrower and each Guarantor on each request for an advance hereunder.

8. POSITIVE COVENANTS:

Borrower covenants with Lender that so long as it is indebted or otherwise obligated (contingently or otherwise) to Lender, it will do and perform the following covenants. If any such covenant is to be done or performed by a Guarantor, Borrower also covenants with Lender to cause such Guarantor to do or perform such covenant:

(a)	Borrower will pay to Lender when due all amounts (whether principal, interest or other sums) owing by it to Lender from time to time;

(b)

Borrower will ensure that the proceeds of the loans provided under the Facilities are used only by Borrower and for the purposes described hereunder or as may be otherwise approved by Lender in writing;

(c)

each Loan Party will maintain its valid existence as a corporation, will maintain all licenses and authorizations required from regulatory or governmental authorities or agencies to permit it to carry on its business, including, without limitation, any licenses, certificates, permits and consents for the purposes of conducting its Business and constructing and operating the Project, as well as for the purposes of protection of the environment, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Change;

(d)	each Loan Party will maintain all of its property in good repair and working condition and carry on and continuously conduct its Business in normal course;

(e)

each Loan Party will carry on its Business as currently being carried on by it on the date hereof and operate its Business in a reasonable manner, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Change;

(f)	each Loan Party will maintain appropriate books of account and records relative to the operation of its Business and financial condition;

(g)	each Loan Party will maintain and defend title to all of its property and assets, subject to the Permitted Encumbrances;

(h)

each Loan Party will maintain appropriate types and amounts of insurance (including all-risk property insurance, comprehensive general liability insurance, construction risk and business interruption insurance) with Lender shown as first loss payee, and promptly advise Lender in writing of any loss or damage to its property which would be expected to have a Material Adverse Change;

(i)

each Loan Party will permit Lender, by its officers or authorized representatives at any reasonable time and on reasonable prior notice, to enter its premises and to inspect its machinery, equipment and other real and personal property and their operation, and to examine and copy all of its relevant books of accounts and records;

(j)

each Loan Party will remit all sums when due to tax and other governmental authorities (including, without limitation, any sums in respect of employees and GST) and upon request, will provide Lender with such information and documentation in respect thereof as Lender may reasonably require from time to time;

(k)

each Loan Party will comply with all applicable federal, provincial and municipal laws, including without limitation, environmental laws and health and safety laws, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Change;

(l)	Borrower will promptly procure a license to sell cannabis and, once obtained, will maintain such license;

(m)	Borrower will promptly advise Lender in writing, giving reasonable details, of:

(i)

the discovery of any contaminant or any spill, discharge or release of a contaminant into the environment from or upon any property of a Loan Party which would reasonably be expected to result in a Material Adverse Change;

(ii)	any change having a Material Adverse Change;

(iii)

any actions, suits, litigation, arbitration or other proceedings commenced against or adversely affect any Loan Party or any Loan Party’s assets or properties which, if adversely determined, would reasonably be expected to have a Material Adverse Change;

(iv)	any insurance claims against any Loan Party or any Loan Party’s assets or properties;

(v)	the occurrence of any Default or Event of Default;

(vi)	any event which constitutes, or which with notice, lapse of time or both, would constitute a breach of any Material Project Documents;

(vii)	any other matter, circumstance or event that has had or would reasonably be expected to have a Material Adverse Change; or

(viii)	any changes in Borrower’s organizational chart;

(n)	Borrower will promptly notify Lender upon reasonable request of:

(i)	any outstanding swap, hedging, interest rate, currency, foreign exchange or commodity contract or agreement;

(ii)	further environmental information regarding the Loan Parties; or

(iii)	the location of all leased property of any Loan Party where the Business is carried out;

(o)

Borrower will undertake to enter into interest rate swap contracts with the Lender, within 90-days after June 1, 2019 and will ensure that no less than 25% of the drawn amount under Facility #4 will be hedged through to the Term Date;

(p)	Borrower will administer a 10% statutory holdback provision in the ordinary course of construction and in accordance with the Builders Lien Act or as applicable under applicable law;

(q)

Borrower will provide an “As Built” survey in respect of the Project to Lender no later than 60-days after June 1, 2019, and such “As Built” survey will be certified by an accredited land surveyor providing for among other things, the location of each improvement and compliance with municipal development or zoning restrictions;

(r)	Borrower will diligently and continuously proceed with the Project, in accordance with the Project Budget, Project Plan, and Construction Schedule and will not abandon the Project;

(s)	with respect to Business Authorizations, the Borrower will:

(i)	deliver to the Lender a copy of each Business Authorization;

(ii)	be and remain the sole legal and beneficial owner off all Business Authorizations;

(iii)	comply in all material respects with the terms and conditions of each Business Authorization and to do all material things required of a holder thereof by applicable laws; and

(iv)	timely pay all taxes, assessments, maintenance fees and other amounts required to be paid to maintain the Business Authorizations;

(t)	Borrower will manage and operate its Business and will cause each other Loan Party to manage and operate its Business:

(i)	within a Qualified Jurisdiction;

(ii)	with production of cannabis in facilities properly licenced by the applicable governing body in a Qualified Jurisdiction, in accordance with all applicable laws; and

(iii)	with no storefront or retail operations unless and until it is lawful to do so and the Borrower is operating such operations in accordance with all applicable laws;

(u)

Borrower will establish, maintain and operate the Project Account with Lender for the Project and, subject to the Holdback Accounts described below, all funds received relating to the Project will be deposited to and all disbursements for accounts payable and otherwise will be paid from such account;

(v)	Borrower will establish and maintain at all times an unrestricted cash collateral account in the minimum amount of $4,000,000.00 held at any account of the Lender (the “Cash Collateral Account”);

(w)

Borrower will establish, maintain and operate a holdback account or accounts (the “Holdback Account(s)”) in the manner required by any applicable real property lien legislation. The Holdback Account(s) will be in addition to the account required to be operated for the Project loan as outlined above;

(x)	Borrower will comply with all terms and conditions of all insurance policies issued in respect of the Project;

(y)	Borrower will permit the Lender to erect a sign, at the Borrower’s cost, at the Project site indicating financing is being provided by the Lender;

(z)

Borrower will immediately fund from resources outside the Project and the Facilities, including by way of proceeds from an equity issuance or other means, any Cost Overruns, margin deficiencies or debt servicing shortfalls as they may occur or be identified by the Lender or the Project Consultant;

(aa)

upon entering into any new Material Project Document, the Borrower or such Guarantor will provide all necessary assignments and acknowledgments from the counterparties to each new Material Project Document assigned by the Borrower, as deemed necessary by the Lender, acting reasonably, pursuant to an assignment agreement satisfactory to the Lender;

(bb)

Borrower will promptly notify the Lender in writing of any event which constitutes, or which with notice, lapse of time or both, would constitute a breach of any provision hereof or any Loan Document contemplated herein;

(cc)	each Loan Party will ensure the accuracy of all information delivered to Lender;

(dd)

each Loan Party will ensure that each of the Loan Documents to which such Loan Party is a party remains legal, valid, binding and enforceable and work with Lender to ensure perfected security over such Loan Party’s assets in any applicable jurisdiction (subject to applicable law affecting the rights of creditors generally and the rules of equity of general application), to Lender’s satisfaction, acting in a commercially reasonable manner in the circumstances;

(ee)	Borrower will promptly provide, and will cause each Loan Party to provide, such financial and business information reasonably requested by the Lender;

(ff)

Borrower will do, and will cause each Loan Party to do, all such further acts and things and execute and deliver all such further documents, opinions, consents, acknowledgements and agreements as will be reasonably required by Lender in order to ensure the terms and provisions hereof and of each of the other Loan Documents are fully performed and carried out;

(gg)	Borrower will ensure that each Guarantor has provided a guarantee and security (as further set out in Sections 6(a) through 6(d) hereof); and

(hh)

Borrower will fund the transactions contemplated by the Share Purchase Agreement with the proceeds of: (a) Subordinated Debt that is deeply subordinated in favour of the Lender; and/or (b) any equity financings.

9. NEGATIVE COVENANTS:

Borrower covenants with Lender that while it is indebted or otherwise obligated (contingently or otherwise) to Lender, it will not do any of the following, without the prior written consent of Lender, such consent not to be unreasonably withheld. If a Guarantor is not to do an act, Borrower also covenants with Lender not to permit Guarantor to do such act:

(a)

a Loan Party will not create or permit to exist any mortgage, charge, lien, encumbrance or other security interest on any of its present or future assets, other than Permitted Encumbrances, or do or permit to be done anything that may jeopardize the Security Documents in any material respect;

(b)

a Loan Party will not provide any financial assistance to any Person by way of an equity investment, loan, guarantee or otherwise, other than: (i) to senior employee personnel not to exceed $1,000,000 in the aggregate at any one time, and (ii) pursuant to or in connection with any Share Purchase Document;

(c)	a Loan Party will not create, incur, assume or allow to exist any Indebtedness other than Permitted Indebtedness;

(d)	a Loan Party will not sell, lease or otherwise dispose of any assets, including proprietary software, patents or intangible assets related thereto, except Permitted Dispositions;

(e)	a Loan Party will not make any Corporate Distributions, other than Permitted Distributions;

(f)	a Loan Party will not withdraw or distribute Project equity or profit until all Borrowings under the Facilities have been repaid in full;

(g)

a Loan Party will not reduce its capital or redeem, purchase or otherwise acquire, retire or pay off any of its present or future share capital other than: (i) to another Loan Party, or (ii) pursuant to the Share Purchase Agreement, provided that no event of default hereunder will have occurred immediately prior to or immediately following such redemption or purchase pursuant to the Share Purchase Agreement;

(h)	a Loan Party will not amalgamate, consolidate, or merge with any person or enter into any partnership with any other person other than an internal reorganization solely among Borrower and a Guarantor;

(i)	a Loan Party will not acquire any assets in, or move or allow any of its assets to be moved to, a jurisdiction where Lender has not registered or perfected the Security Documents;

(j)	no Loan Party will consent to or facilitate a Change of Control;

(k)	Borrower will not permit the Key Employees to cease employment with the Borrower, unless in the opinion of Lender, acting reasonably, such change will not result in a Material Adverse Change;

(l)	a Loan Party will not abandon the Project or any part thereof, or cease carrying on, change the present nature of, or change the current nature or manner of the operation of its Business;

(m)	Borrower will not permit any of the Guarantors not to be a Guarantor;

(n)

other than in respect of loans to employees referenced in Section 9(b) hereof, a Loan Party will not conduct any transactions with affiliates or other persons (other than with another Loan Party) on terms which are materially less favourable to such Loan Party than would be obtainable or reasonably expected to be obtainable at the time in an arm’s length transaction;

(o)

a Loan Party will not enter into or otherwise become a party to or be obligated under any Hedging Agreement, unless such Hedging Agreement is entered into with the Lender and is entered into as contemplated herein;

(p)

Borrower will not operate accounts with or otherwise conduct any banking business with any financial institution other than Lender (or another financial institution expressly permitted by Lender), other than to the extent expressly permitted in the definition of Permitted Encumbrances or Subordinated Debt hereunder;

(q)

a Loan Party will not allow any pollutant (including any pollutant now on, under or about such land) to be placed, handled, stored, disposed of or released on, under or about any of its lands unless done in the normal course of its business and then only as long as it complies with all applicable laws in placing, handling, storing, transporting, disposing of or otherwise dealing with such pollutants, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Change;

(r)

Borrower will not amend or terminate any of the Material Project Documents or enter into any new Material Project Document, other than: (A) any amendments or modifications to cure any defective provisions contained therein or to permit other minor deviations from the terms thereof or required to comply with applicable laws; (B) those amendments, modifications, waivers or claims that are immaterial and would not prejudice the interests of the Lender (as determined by the Lender, in consultation with the Project Consultant and relying on advice of counsel) to the Project, so long as a copy of any such amendment, modification or waiver is delivered to Lender not less than ten (10) Business Days prior to the execution thereof; and (C) change orders which are not prohibited under Section 9(s).

(s)	direct or consent to any change order (or equivalent) under any Material Project Document if such change order:

(i)	will by itself increase the Project Costs by more than $500,000 (excluding for certainty any request for a change order issued prior to the Closing Date that is included in the Project Budget);

(ii)

together with all previous change orders (excluding for certainty any request for a change order issued prior to the Closing Date that is included in the Project Budget), will increase the Project Costs by more than $1,000,000 in the aggregate for the Project (exclusive of increases reimbursed by insurance awards, condemnation or expropriation awards or contractual damage awards or other lump sum payments); or

(iii)	will delay the Project’s completion beyond Term Date;

(t)

Borrower will not materially revise, change or otherwise amend the Project Budget in any respect, excepting: (i) any injection of additional equity to cover Cost Overruns; or (ii) revisions to revise the Project Budget in order to apply any budget saving in respect of an identified budget item to another budget item, provided the revised aggregate of budgeted items does not exceed the total of the Project Budget;

(u)

Notwithstanding Section 9(t), the Borrower will not make cumulative positive or negative changes greater than $4,000,000 to the Project Budget without the prior written approval of the Lender and the Project Consultant;

(v)	Borrower will not materially revise, change or otherwise amend the Project Plan or the Construction Schedule in any material respect;

(w)	Borrower will not use any proceeds of an advance hereunder to fund the transactions contemplated by the Share Purchase Agreement; and

(x)

Borrower will not amend or terminate the AGLC Supply Agreement without the express written consent of the Lender, other than: (A) any amendments or modifications to cure any defective provisions contained therein or to permit other minor deviations from the terms thereof or required to comply with applicable laws; and (B) those amendments, modifications, waivers or claims that are immaterial and would not prejudice the interests of the Lender (as determined by the Lender, in consultation with the Project Consultant and relying on advice of counsel) to the Project, so long as a copy of any such amendment, modification or waiver is delivered to Lender not less than ten (10) Business Days prior to the execution thereof.

10. REPORTING COVENANTS:

Borrower	will provide to Lender:

(a)	as soon as possible and in any event within 90 days after the end of each Fiscal Year:

(i)	consolidated financial statements of Borrower prepared in accordance with GAAP, on an audited basis and prepared by a firm of qualified accountants satisfactory to Lender; and

(ii)

a Compliance Certificate, certifying and confirming, among other things, that the security interest granted under any Security Document in any crops of the Borrower is renewed, novated and regranted as of the date of such Compliance Certificate;

(b)	as soon as possible and in any event within 45 days following the end of each Fiscal Quarter in each Fiscal Year:

(i)	internally produced consolidated financial statements of the Borrower; and

(ii)	a Compliance Certificate;

(c)

as soon as possible and in any event no later than June 30th annually evidence that all property taxes due and payable have been paid in full, failing which the Lender is hereby authorized to obtain a tax certificate(s) at the Borrower’s expense; and

(d)

on request, any further information regarding the Borrower’s or any Guarantor’s conduct of business, assets, operations and financial condition, including without limitation, an updated appraisal or appraisal update that Lender may from time to time reasonably require.

11. FINANCIAL COVENANTS:

The	Borrower will not at any time, without the prior written consent of Lender, breach the following restriction:

(a)	permit its Working Capital Ratio to be less than:

(i)	for the period from the Closing Date to April 1, 2019: 1.15:1.00; and

(ii)	on and after April 1, 2019: 1.25:1.00

Beginning at the first full Fiscal Quarter following June 1, 2019, the Borrower will not at any time, without the prior written consent of lender, breach the following restriction:

(b)	permit its Fixed Charge Coverage Ratio to be less than 1.50:1.00.

Each of the above financial ratios will be: (i) tested quarterly, (ii) maintained at all times, unless otherwise specified, and (iii) detailed in the Compliance Certificate required to be delivered hereunder.

12. CONDITIONS PRECEDENT TO CLOSING:

As a condition precedent to closing all representations and warranties hereunder will be true and correct in all material respects as if made on such date, and there must be no Default or Event of Default.

In addition, no Facilities will be available until the following conditions precedent have been satisfied, unless waived by Lender:

(a)	Lender has received:

(i)	a duly executed original of this agreement;

(ii)	duly executed originals of each of the Security Documents required pursuant to Section 6 hereof and each other Loan Document required pursuant to Section 15 hereof;

(iii)

a certificate of status or similar document (as applicable) in respect of Borrower and each Guarantor issued under the laws of Alberta and of any other jurisdiction(s) where Borrower or a Guarantor are registered to carry on business;

(iv)

an officer’s certificate of each Loan Party, attaching thereto such Loan Party’s constating documents and bylaws, together with any other governing documents of such Loan Party, any authorizing resolutions, and an incumbency certificate;

(v)	a certified, true and complete copy of the following documents, which remain subject to confirmation by the Lender that such documents are satisfactory upon Lender’s review:

(A)	the Project Plan;

(B)	the Project Budget;

(C)	all Material Project Documents;

(D)	a site survey and land title information;

(E)	a real property report with evidence of municipal compliance, or equivalent, other than in respect of the lands on which the Olds Building is located;

(F)	an environmental report; and

(G)	confirmation of property tax status;

(vi)	a certificate from an officer of each Loan Party certifying that:

(A)	all representations and warranties hereunder are true and correct as at the date of the initial drawdown hereunder in all material respects as if made at such date;

(B)	as at the Closing Date, there is no Default or Event of Default;

(C)	as of the Closing Date, there exists no Material Adverse Change;

(D)	as of the Closing Date, there exists no litigation or threat of litigation other than as previously disclosed to the Lender in writing; and

(E)	all necessary corporate, partnership, governmental and third party approvals or waivers required to complete the Project have been obtained and are in full force and effect;

(vii)

an opinion of counsel to Borrower addressed to Lender and Lender’s counsel, relating to, inter alia, the existence of Borrower and each Guarantor, the authorization, execution, delivery and enforceability of the Loan Documents to which it is a party and the registration of the Security Documents, in form and substance satisfactory to Lender;

(viii)	evidence that Borrower has sufficient liquidity to complete the Project and foreseeably fund any Cost Overruns;

(ix)	from Auxly, or such other suitable party as the Lender may reasonably decide:

(A)	financing approval satisfactory to the Lender in respect of the Auxly Debt; and

(B)	authorization to act as inventory custodian for cannabis to, without limitation, be authorized to sell and transact on behalf of the Lender;

(x)	evidence of satisfactory insurance (as detailed in Section 6(e) above), with Lender named as first loss payee and additional insured, as its interests may appear;

(xi)

a completed Compliance Certificate indicating that no matter, event or circumstance has occurred since the delivery to Lender of the most recently provided financial statements that individually or in the aggregate would reasonably be expected to have a Material Adverse Change; and

(xii)

the initial report from the Project Consultant based on the latest Project Plan, confirming, among other things: that the Project can be completed in accordance with the Construction Schedule and the Project Budget; and any other matters which the Lender may have asked the Project Consultant to review or any other retainer letter or certificate of the Project Consultant which the Lender may request from the Project Consultant, acting reasonably;

(b)	evidence that all of the equity of the Borrower allotted for the Project (as contemplated herein) has been contributed to the Project;

(c)	Lender has received an acceptable cash flow statement relating to the construction of the Project;

(d)	all Contingencies accrued under the Project Budget are reasonable given the nature and scope of the Project;

(e)	the Construction Schedule has been approved;

(f)	applicable “know-your-customer” and anti-money laundering rules and regulations information, as requested by Lender have been received by the Lender;

(g)	payment of all fees due in respect of this agreement and each other Loan Document (including payment of the fees, charges and expenses of Lender’s counsel) have been made;

(h)

all registrations and filings have been completed in Alberta and British Columbia (other than any registrations or filings to be made at the Canadian Intellectual Property Office), in all cases in form and substance satisfactory to Lender and its counsel;

(i)	evidence that the Material Project Documents have been executed and delivered and that no material default will exist under any of the Material Project Documents;

(j)	no material change or amendment to any terms of the Material Project Documents will have been made without the consent of Lender;

(k)

completion of Lender’s satisfactory review and due diligence on Borrower and each Guarantor and their assets, including, without limitation all such matters described in the Due Diligence Request Letter;

(l)	Borrower has set up the following bank accounts with the Lender:

(i)	Cash Collateral Account;

(ii)	Holdback Account(s); and

(iii)	Project Account;

(m)

the Project will have received, to the satisfaction of the Lender and the Project Consultant, all necessary regulatory and governmental approvals, licenses, third party consents (including those pertaining to environmental matters) and permits necessary at that time for the continued construction, completion and operation of the Project;

(n)	Lender is satisfied as to the value of each Loan Party’s assets and financial condition, and each Loan Party’s ability to carry on business and repay any amount owed to Lender from time to time.

(collectively, the “Conditions Precedent to Closing”).

13. CONDITIONS PRECEDENT TO DRAWDOWN:

It is a condition precedent to each advance hereunder that, at the time of such advance, all representations and warranties hereunder must be true and correct in all material respects as if made on such date, and there must be no Default or Event of Default.

In addition, no Facilities will be available until the following conditions precedent have been satisfied, unless waived by Lender:

(a)	a Drawdown Notice, in form and substance as attached as Schedule “A” hereto, certifying, among other things:

(i)	the amount of the Project Costs incurred in respect of the Project to date (on a line by line basis consistent with the Project Budget);

(ii)	the amount of work completed since the last draw is consistent with the Project Plan and the estimated cost to complete the Project is consistent with the Project Budget;

(iii)	the amount of holdbacks and that all accounts payable in connection with the Project have been paid and are up to date;

(iv)

there has been no default under any Material Project Document, agreement, contract, permit, license, certificate, insurance policy or any other similar approval or agreement that could reasonably be expected to result in a Material Adverse Change;

(v)	all funds requested will be for Project Costs and are for payment of actual work completed and supported by bona fide invoices;

(vi)	all regulatory and government consents, permits and licenses necessary for the continuing construction are in full force and effect;

(vii)	all normal course reporting requirements described herein will have been delivered; and

(viii)	such other information accompanied by supporting documents or material, as the Lender may reasonably request,

prior to any such advance, the Lender and the Project Consultant will be entitled to take all reasonable steps to confirm the contents of the items described in subsection (i) to (viii) above;

(b)	upon the request of the Lender or the Project Consultant, provide copies of all accounts payable listings and invoices relating to Hard Costs and Soft Costs;

(c)

the Lender will have received the Project Consultant’s certification as to the following (which such certification may be supported by certificates of the architect or engineer retained in connection with the Project where required):

(i)	the requested draw is in compliance with the cost to complete calculations in respect of the Project;

(ii)	the requested draw and the amounts contemplated therein represent work completed on the Project and the Project Costs which have been incurred since the prior draw (if any);

(iii)	the Project Costs incurred in respect of the Project to date (on a line by line basis) are consistent with the Project Budget;

(iv)	the amount of work completed since the last draw and estimate of the cost to complete the Project;

(v)	the amount of applicable Builders’ Lien fund holdback;

(vi)	adherence to the Construction Schedule to date;

(vii)

all construction work completed to date is substantially in accordance with the Project Plans and applicable laws, and the supporting certificates confirm that the quality of the workmanship and materials to dates is satisfactory;

(viii)	all required permits have been obtained and are being maintained;

(ix)	receipt of clear certificates from the Workplace Safety and Insurance Board;

(x)	confirmation that, in its opinion, the conditions set out herein with respect to entitlement to a draw for payment of Project Costs has been satisfied; and

(xi)	such other matters as Lender may ask the Project Consultant to review;

(d)	copies of any new Material Project Document which has been entered into, with the prior consent of the Lender since the previous drawdown;

(e)	satisfactory searches with respect to the Project and Security, confirming no liens or encumbrances exist, other than Permitted Encumbrances;

(f)	payment of any outstanding fees to Lender;

(g)	evidence satisfactory to the Lender that there has been no Material Adverse Change; and

(h)

evidence satisfactory to the Lender that all cash available to the Borrower as a result of the Subordinate Debt, equity or such other sources approved by Lender (“Total Subordinate Debt”), has been utilized to advance the Project in accordance with the Project Plan and such cumulative amount of Total Subordinate Debt exceeds $18,000,000, it being acknowledged that as of the date hereof, $7,000,000 of such Total Subordinate Debt has previously been utilized by Borrower in the Project, (collectively, the “Conditions Precedent to Drawdown”).

14. CONDITIONS SUBSEQUENT:

Borrower will, within 60 days following the Closing Date deliver to the Lender a real property report with evidence of municipal compliance, or equivalent, in respect of the lands on which the Olds Building is located; and

Borrower will, within 60 days following June 1, 2019:

(a)

commission and deliver to the Lender an appraisal demonstrating an appraised value of greater than $75,000,000 and such appraised value will be confirmed by way of an appraisal or appraisal update satisfactory to the Lender (prepared by a commercial property appraiser satisfactory to the Lender, acting reasonably); and

(b)	such other documents and documentation which Lender may reasonably request.

The Borrower covenants that, in the event that the appraisal described above does not yield a value of greater than $75,000,000 (such difference, an “Appraised Value Shortfall”), the Borrower will, within 30 days of delivery of the appraisal, repay the Facilities in an amount equal to the Appraised Value Shortfall by way of an issuance of further equity or Subordinate Debt.

15. AUTHORIZATIONS AND SUPPORTING DOCUMENTS

The Loan Parties have delivered or will deliver the following authorizations and supporting documents to Lender:

(a)	Corporate MasterCard documentation;

(b)	Environmental Questionnaire & Disclosure Statement; and

(c)	Credit Information and Alberta Land Titles Office Name Search Consent Form (and the equivalent, if any from British Columbia) from Borrower and the Guarantors.

16. CLUSTER 2 ACCORDION AVAILABILITY AND CONDITIONS PRECEDENT

Upon satisfaction of these conditions precedent, the Borrower may request, and the Lender will add an additional $22,000,000 to Facility #1 for the sole purpose of financing the construction of Cluster 2 (the “Cluster 2 Accordion”).

It is a condition precedent to the availability of the Cluster 2 Accordion that, at the time of such determination, all representations and warranties hereunder must be true and correct in all material respects as if made on such date, and there must be no Default or Event of Default.

In addition, no Facilities will be available until the Conditions Precedent to Closing, Conditions Precedent to Drawdown and the written credit approval of the Lender. Such credit approval is at the sole discretion of the Lender.

(Collectively, the “Conditions Precedent to Cluster 2 Accordion”)

17. DRAWDOWNS, PAYMENTS AND EVIDENCE OF INDEBTEDNESS

(a)	Interest on Prime-based loans is calculated on the daily outstanding principal balance.

(b)

The term of each Letter of Credit available hereunder will not exceed one (1) year, although automatic extensions thereof (unless notified by Lender) are permitted. On any demand being made by a beneficiary for payment under a Letter of Credit, the amount so paid will be automatically deemed to be outstanding as a Prime-based loan under the relevant Facility.

(c)	Borrower will monitor its Borrowings (including the face amount and maturity date of each G/N) to ensure that the Borrowings hereunder do not exceed the maximum amount available hereunder.

(d)	Borrower will provide notice to Lender prior to requesting an advance or making a repayment or conversion of Borrowings hereunder.

(e)	Borrower may cancel the availability of any unused portion of a Facility on five (5) Business Days’ notice. Any such cancellation is irrevocable.

(f)

The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

(g)

If the amount of Borrowings outstanding under any Facility exceeds the amount available under such Facility, Borrower will, unless Lender otherwise agrees in its sole discretion, immediately repay such excess to Lender.

(h)

If any amount due hereunder is not paid when due, Borrower will pay interest on such unpaid amount (including without limitation, interest on interest) if and to the fullest extent permitted by applicable law, at a rate per annum equal to the Applicable Margin, plus an additional 2.00% per annum.

(i)

The branch of Lender (the “Branch of Account”) where Borrower maintains an account and through which the Borrowings will be made available is located at [***]. Funds under the Facilities will be advanced into Project Account no. [***] and repaid from account no. [***] at the Branch of Account, or such other branch or account as Borrower and Lender may agree upon from time to time.

(j)

Lender will open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to Borrower by Lender under this agreement. Lender will record the principal amount of each Borrowing and the payment of principal, interest and fees and all other amounts becoming due to Lender under this agreement. Lender’s accounts and records (and any confirmations issued hereunder) constitute, in the absence of manifest error, conclusive evidence of the indebtedness of Borrower to Lender pursuant to this agreement.

(k)

Borrower authorizes and directs Lender to automatically debit, by mechanical, electronic or manual means, any bank account of Borrower for all amounts payable by Borrower to Lender pursuant to this agreement. Any amount due on a day other than a Business Day will be deemed to be due on the Business Day next following such day, and interest will accrue accordingly.

(l)	Conversions and Elections regarding advances:

(i)

Each advance shall initially be the type of advance specified in the applicable Drawdown Notice and shall bear interest at the rate applicable to that type of advance until: (x) the date on which the advance is repaid in full or is changed to another type of advance pursuant to Section 3, or it is converted to another type of accommodation pursuant to Section 3.

(ii)

The Borrower may elect to change any advance to another type of advance in accordance with Section 3 or convert an advance to another type of accommodation, in each case, in the same currency, as of any Business Day.

(iii)

Each election to change from one type of advance to another type of advance or to issue a replacement Guaranteed Note shall be made on 2 Business Days’ prior notice, given, in each case, not later than 10:00 a.m. (Calgary time) by the Borrower to the Lender. Each such notice (an “Election Notice”) shall be given substantially in the form of Schedule E and shall be irrevocable and binding upon the Borrower.

18. EVENTS OF DEFAULT:

If any of the events set forth below occurs and is continuing, Lender may at its option, by notice to Borrower, terminate any or all of any of the Facilities hereunder and demand immediate payment in full of all or any part of the amounts owed by Borrower thereunder:

(a)	if Borrower defaults in paying when due all or any part of the principal amount due hereunder, including pursuant to Section 14 and arising as a consequence of an Appraised Value Shortfall;

(b)

if Borrower defaults in paying when due all or any part of its Indebtedness or other liability to Lender (other than as provided under section (a) above) and such default continues for three (3) Business Days after notice from Lender;

(c)

if Borrower or a Guarantor (if any) defaults in the observance or performance of any of its liabilities, covenants or obligations under this agreement or any other Loan Document (other than as provided under section (a) or (b) above), or in any other document under which Borrower or a Guarantor (if any) is obligated to Lender, and in any such cases, the default continues for ten (10) Business Days;

(d)

if any representation or warranty made in this agreement or in any other Loan Document is false or misleading in any material respect, provided that (to the extent such false or misleading representation or warranty is capable of being cured) such false or misleading representation or warranty has not been cured within three (3) Business Days of the date Borrower or such Guarantor (as applicable) first knew or should have known that such representation or warranty was false or misleading;

(e)

in any charge or encumbrance on any property of the Borrower or a Guarantor (in any) in connection with Indebtedness exceeding Cdn. $250,000 becomes enforceable and steps are taken to enforce it, and in such case, such enforcement proceedings will continue in effect and not be released or discharged for more than fifteen (15) Business Days, unless such enforcement proceedings are subject to a Permitted Contest and notice thereof has been provided to the Lender;

(f)

if Borrower or a Guarantor (if any) defaults in any obligation to any person (other than Lender) which involves or may involve a sum exceeding Cdn. $250,000, or which causes such obligation to become accelerated or immediately due and payable or would permit the holder of such obligation to demand payment of or accelerate any debt and the default has not been cured within fifteen (15) Business Days of the date Borrower or such Guarantor (as applicable) first knew or should have known of the default;

(g)

if any other creditor of Borrower or a Guarantor (if any) takes collection steps against Borrower or such Guarantor or its assets in connection with Indebtedness exceeding Cdn. $250,000 and such collection steps will continue undismissed, or unstayed and in effect, for a period of fifteen (15) Business Days after the institution thereof, unless such collection steps are subject to a Permitted Contest and notice thereof has been provided to Lender;

(h)

if Borrower is in default of any term of its Indebtedness to any other lender or any material term of any supplier contracts and such circumstance will continue unremedied for more than thirty (30) Business Days (provided that such grace period will cease to apply if a demand has been made and any applicable grace period has expired or if the default is not being contested in good faith by Borrower in appropriate proceedings);

(i)

if Borrower defaults under a Material Project Document, which default would reasonably be expected to result in a Material Adverse Change and such default will continue unrestricted for more than fifteen (15) Business Days;

(j)

if any final judgment or judgments are entered against Borrower or Guarantor (if any) for the payment of any amount of money exceeding Cdn. $1,000,000.00, and such judgment or judgments are not discharged within thirty (30) days after entry;

(k)

if Borrower or a Guarantor will: (i) institute or commence proceedings to be adjudicated a bankrupt or insolvent or consent to the filing of a bankruptcy or insolvency proceeding against it, (ii) file, institute or commence or otherwise take any proceeding relating to reorganization, adjustment, arrangement, composition, compromise, stay of proceedings or relief similar to any of the foregoing under any applicable laws regarding bankruptcy, insolvency, reorganization or relief of debtors (including under the Companies’ Creditors Arrangement Act or the Bankruptcy and Insolvency Act) or consent to the filing of any such proceeding against it, (iii) consent to the appointment of a receiver, liquidator, trustee in bankruptcy or similar official or to the liquidation, dissolution or winding up of all or a substantial part of its property and assets, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay its debts generally as they become due, (vi) generally not be paying its debts as they come due or otherwise be insolvent, or (vii) take any corporate, partnership or other action authorizing or in furtherance of any of the foregoing;

(l)

if any proceeding is filed, instituted or commenced by any person: (i) in which Borrower or a Guarantor is adjudicated a bankrupt or insolvent or the liquidation, reorganization, winding up, adjustment, arrangement, compromise, composition, stay of proceedings or similar relief of or for Borrower or such Guarantor under any applicable laws regarding bankruptcy, insolvency, reorganization or relief of debtors (including under the Companies’ Creditors Arrangement Act or the Bankruptcy and Insolvency Act), or (ii) to appoint a receiver, liquidator, trustee in bankruptcy or similar official of Borrower or a Guarantor or of all or a substantial part of its property and assets and such proceedings are not contested within ten (10) Business Days of notice thereof to Borrower or a Guarantor;

(m)	if Borrower or a Guarantor (if any) ceases or threatens to cease to carry on its business or makes a bulk sale of its assets;

(n)

if any of the licences, permits or approvals granted by any government or governmental authority or agency and material to the business of Borrower or a Guarantor (if any) is withdrawn, cancelled, suspended or adversely amended if such withdrawal, cancellation, suspension or amendment would result in a Material Adverse Change;

(o)	upon the occurrence of a Change of Control of the Borrower or a Guarantor without the express prior written consent of Lender;

(p)	failure to fund any Cost Overruns or otherwise provide evidence of sufficient funding to complete the Project;

(q)	if any of the Security Documents set out in Section 6 hereof are not delivered;

(r)

if any event or circumstance occurs which has or would reasonably be expected to have a Material Adverse Change, and, if capable of a remedy, such remedy does not occur within sixty (60) Business Days from the date of written notice by the Lender to the Borrower, as determined by Lender in its sole discretion, acting reasonably; and

Failing such immediate payment, Lender may, without further notice, realize under the Security Documents to the extent Lender chooses.

19. MISCELLANEOUS:

(a)

Borrower will reimburse Lender for all reasonable costs and expenses, associated with the preparation, execution and delivery of, any waiver or modification (whether or not effective) of, and the administration and enforcement of, this agreement or each other Loan Document, including, but not limited to, legal fees in connection with the negotiation, documentation, execution, syndication, and delivery of the Facilities. Borrower will indemnify Lender and hold it harmless from and against all costs, expenses (including fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether Lender is a party thereto) that relate to the Facilities or the transaction herein, except for any such costs, expenses and liabilities that arise as a result of or from the bad faith or gross negligence on the part of Lender.

(b)

Borrower will reimburse Lender for any additional costs or reduction of income arising as a result of: (i) the imposition of, or increase in, capital or other taxes on payments due to Lender hereunder, (ii) the imposition of, or increase in, any reserve or other similar requirements, or (iii) the imposition of, or change in, any other condition affecting the Facilities by any applicable law or the interpretation thereof, or any government, governmental agency or body, tribunal or regulatory authority. All payments under this agreement and each other Loan Document will be made free and clear of and without deduction for, all taxes, imposts, duties or other charges of any nature whatsoever.

(c)

Borrower will promptly provide and cause its Subsidiaries to promptly provide all information, including supporting documentation and other evidence, as may be reasonably requested by Lender, in order to comply with any applicable “know your customer” and anti-money laundering rules and regulations, whether now or hereafter in existence.

(d)

All Loan Documents will be prepared by or under the supervision of Lender’s solicitors, unless Lender otherwise permits. Acceptance of this offer will authorize Lender to instruct Lender’s solicitors to prepare all necessary Loan Documents and proceed with related matters.

(e)

Lender, without restriction, may waive in writing the satisfaction, observance or performance of any of the provisions of this agreement. The obligations of a Guarantor (if any) will not be diminished, discharged or otherwise affected by or as a result of any such waiver, except to the extent that such waiver relates to an obligation of such Guarantor. Any waiver by Lender of the strict performance of any provision hereof will not be deemed to be a waiver of any subsequent default, and any partial exercise of any right or remedy by Lender will not be deemed to affect any other right or remedy to which Lender may be entitled.

(f)

Lender is authorized but not obligated, at any time, to apply any credit balance, whether or not then due, to which Borrower or a Guarantor (if any) is entitled on any account in any currency at any branch or office of Lender in or towards satisfaction of the obligations of Borrower or such Guarantor due to Lender under this agreement or any guarantee granted in support hereof, as applicable. Lender is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

(g)

Words importing the singular will include the plural and vice versa, and words importing gender will include the masculine, feminine and neuter, and anything importing or referring to a person will include a body corporate and a partnership and any entity, in each case all as the context and the nature of the parties requires.

(h)

Where more than one person is liable as Borrower (or as a Guarantor) for any obligation hereunder, then the liability of each such person for such obligation is joint and several with each other such person.

(i)

If any portion of this agreement is held invalid or unenforceable, the remainder of this agreement will not be affected and will be valid and enforceable to the fullest extent permitted by law. In the event of a conflict between the provisions hereof and the provisions of any of the other Loan Documents, the provisions hereof will prevail to the extent of the conflict.

(j)

Where the interest rate for a credit is based on Prime, the applicable rate on any day will depend on the Prime rate in effect on that day, as applicable. The statement by Lender as to Prime, and as to the rate of interest applicable to a credit on any day will be binding and conclusive for all purposes. All interest rates specified are nominal annual rates. The effective annual rate in any case will vary with payment frequency. All interest payable hereunder bears interest as well after as before maturity, default and judgment with interest on overdue interest at the applicable rate payable hereunder. To the extent permitted by law, Borrower waives the provisions of the Judgment Interest Act (Alberta).

(k)

Any written communication which a party may wish to serve on any other party may be served personally (in the case of a body corporate, on any officer or director thereof) or by leaving the same at or couriering or mailing the same by registered mail to the Branch of Account (for Lender) or to the last known address (for Borrower or any Guarantor), and in the case of mailing will be deemed to have been received two (2) Business Days after mailing except in the case of postal disruption.

(l)	Unless otherwise specified, references herein to “$” and “dollars” mean Canadian dollars.

(m)

If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion will be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, rate of exchange means the rate at which Lender would, on the relevant date, be prepared to sell a similar amount of such currency against the Judgment Currency, in accordance with normal banking procedures. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgment is given and the date of payment of the amount due, Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such day is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency. Any additional amount due from Borrower under this paragraph will be due as a separate debt and will not be affected by judgment being obtained for any other sums due in connection with this agreement.

(n)

Lender will have the right to assign, sell or participate its rights and obligations in the Facilities or in any Borrowing thereunder, in whole or in part, to one or more persons, provided that the consent of Borrower will be required if no Default or Event of Default is then in existence, such consent not to be unreasonably withheld or delayed.

(o)

Borrower will indemnify Lender against all losses, liabilities, claims, damages or expenses (including without limitation legal expenses on a solicitor and his own client basis) (i) incurred in connection with the entry into, performance or enforcement of this agreement, the use of the Facility proceeds or any breach by Borrower or any Guarantor of the terms hereof or any document related hereto, or (ii) arising out of or in respect of: (A) the release of any hazardous or toxic waste or other substance into the environment from any property of Borrower or any of its Subsidiaries, and (B) the remedial action (if any) taken by Lender in respect of any such release, contamination or pollution. This indemnity will survive the repayment or cancellation of any of the Facilities or any termination of this agreement.

(p)

For certainty, the permission to create a Permitted Encumbrance will not be construed as a subordination or postponement, express or implied, of Lender’s security interests pursuant to any of the Security Documents to such Permitted Encumbrance.

(q)

Each accounting term used hereunder, unless otherwise defined herein, has the meaning assigned to it under GAAP consistently applied. If there occurs a change in generally accepted accounting principles, including as a result of a conversion to International Financial Reporting Standards (an “Accounting Change”), and such change would result in a change (other than an immaterial change) in the calculation of any financial covenant, standard or term used hereunder, then at the request of Borrower or Lender, Borrower and Lender will enter into negotiations to amend such provisions so as to reflect such Accounting Change with the result that the criteria for evaluating the financial condition of Borrower or any other party, as applicable, will be the same after such Accounting Change, as if such Accounting Change had not occurred. If, however, within 30 days of the foregoing request by Borrower or Lender, Borrower and Lender have not reached agreement on such amendment, the method of calculation will not be revised and all amounts to be determined thereunder will be determined without giving effect to the Accounting Change.

(r)

Borrower’s information, partnership, corporate or personal, may be subject to disclosure without its consent pursuant to provincial, federal, national or international laws as they apply to the product or service Borrower has with Lender or any third party acting on behalf of or contracting with Lender.

(s)

Borrower acknowledges that the terms of this agreement are confidential, and Borrower agrees not to disclose the terms hereof or provide a copy hereof to any person (other than any of the Key Employees or Borrower’s directors) without the prior written consent of Lender, unless and to the extent required by applicable law.

(t)

Each of the Loan Parties confirms that it fully understands and is able to calculate the rate of interest applicable to the Facilities based on the methodology for calculating per annum rates provided for in this Agreement. Each Loan Party hereby irrevocably and unconditionally agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this agreement or any of the other Loan Documents, that the interest payable under this agreement and the other Loan Documents and the calculation thereof has not been adequately disclosed to the Loan Parties, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle

(u)	Time will be of the essence in all provisions of this agreement.

(v)

This agreement may be executed in counterpart, including by facsimile or other electronic means (including, without limitation, PDF format), all of which taken together will constitute one and the same instrument. The delivery of a facsimile or other electronic copy of an executed counterpart of this agreement will be deemed to be valid execution and delivery of this agreement.

(w)	This agreement will be governed by the laws of Alberta.

(x)	Burnet, Duckworth & Palmer LLP is designated as Lender’s solicitor.

(y)

The Loan Parties agree with and confirm to the Lender that as of the date hereof, each of the Security Documents delivered in connection with the Original Commitment Letter and marked as held in Section 6, is and shall remain in full force and effect in all respects and shall continue to exist and apply to all of the obligations of the Loan Parties to the Lender under this Agreement. This confirmation of Security Documents is in addition to and shall not limit, derogate from or otherwise affect any provisions of such Security Documents.

(z)

Relying on each of the representations and warranties set out in Section 7 and subject to the terms and conditions of this Agreement, the Lender and the Borrower agree that, effective on the Closing Date, the Original Commitment Letter will be amended and restated in its entirety on the terms and conditions of this Agreement and all indebtedness and liability of the Borrower to the Lender under (and as defined in) the Original Commitment Letter and accrued and unpaid interest and fees thereon and standby fees accrued thereunder will be construed as corresponding indebtedness and liability of the Borrower to the Lender under this Agreement.

20. DEFINITIONS:

“3P Building” means the ‘Processing, Packaging and People Building’ to be constructed on the Project Lands to house trimming, freeze drying, oil extraction and packaging equipment, staff and change rooms on the second floor, and a small visitor centre, as described in the Construction Schedule and the Project Plan.

“Act” means the Controlled Drugs and Substances Act S.C. 1996, c.19 as the same may be amended from time to time and includes any successor or replacement legislation.

“AGLC” means the Alberta Gaming, Liquor and Cannabis Commission.

“AGLC Supply Agreement” means the guaranteed wholesale supply agreement dated August 30, 2018 between the Borrower and AGLC.

“Applicable Margin” means the percentage rate per annum set out in the table contained in Section 2 hereof.

“Authorized Subordinated Debt” means, Subordinated Debt which has been expressly consented to by the Lender as Authorized Subordinated Debt.

“Auxly” means Auxly Cannabis Group Inc., formerly Cannabis Wheaton Investment Corp.

“Auxly Debt” means all debt obligations of the Borrower to Auxly from time to time, including, among other things, the Borrower’s obligations to Auxly arising pursuant to a note purchase agreement dated as of February 16, 2018.

“Borrowings” means all amounts outstanding under the Facilities, or if the context so requires, all amounts outstanding under one or more of the Facilities or under one or more borrowing options of one or more of the Facilities.

“Business” means the business of cultivating, producing and marketing cannabis products for distribution and sale, and including, as the case may be, the importation or export of such cannabis products and all other ancillary activities related to the foregoing.

“Business Authorizations” means, at any time, all material governmental or like authorizations necessary or advisable for the Business. For the avoidance of doubt, each of the Health Canada Licence and any export permit will constitute a Business Authorization.

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in the province of Alberta.

“Cannabis Act” means the Cannabis Act, SC 2018, c. 16.

“Cannabis Laws” means the Cannabis Act and all other applicable laws with respect to the cultivation, production and purchase/sale (including import and export) of cannabis (other than laws of general application).

“Cannabis Licence” means the Health Canada Licence.

“Cash Flow Available for Fixed Charges” means EBITDA less: (i) all unfunded capex, (ii) taxes, (iii) distributions, (iv) cash dividends and preferred cash payments, and (v) any other cash expenses not otherwise included.

“Change of Control” means:

(a)

Any person or persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)), will acquire ownership or control, directly or indirectly, the equity securities in the capital of the Borrower which have or represent more than 51% of all the votes entitled to be cast by shareholders for an election of the board of directors of the borrower;

(b)	The Borrower transfers all or substantially all of its assets to any other person if that transfer is not otherwise permitted by the other provisions of this agreement;

(c)	any one of the Guarantors ceases to be a wholly-owned subsidiary of the Borrower; or

(d)	there is a material change in the Key Employees or the Executive Chairman of the board of directors, and such person is not replaced by a person acceptable to the Lender.

“Closing Date” means the date of when all of the conditions precedent set forth in Section 12 of this agreement are satisfied.

“Cluster 1” means the first group of three cannabis production pods to be built on the Project Lands as described in the Construction Schedule and the Project Plan and including approximately 210,000 square feet of production space.

“Cluster 2” means the second group of three cannabis production pods, substantially similar to Cluster 1, to be built on the Project Lands and/or the Kamloops Property as described in the Construction Schedule and the Project Plan.

“Compliance Certificate” means a compliance certificate executed by a Key Employee of the Borrower, substantially in the form attached hereto as Schedule “B”.

“Contingencies” means contingency amounts related to the construction of the Project.

“Contractors” means Modus Structures Inc. and such other reputable contractors acting on behalf of the Borrower in respect of the Project.

“Construction Period” means the period from the Closing Date until the Project is completed, which will, in any event, not extend past June 1, 2019.

“Construction Schedule” means the construction schedule for the Project approved by the Lender and the Project Consultant, and attached to the Project Plan from time to time.

“Corporate Distributions” means all payments to:

(a)	any partner (whether limited, general or managing), shareholder, director or officer of Borrower;

(b)	any associate or holder of the Subordinated Debt (including, without limitation, any Subordinated Debt Lender);

(c)	any associate or holder of the Subordinated Royalty (including, without limitation, any Subordinated Royalty Purchaser); or

(d)

any shareholder, director, or officer of any associate or holder of any Subordinated Debt; including, for greater certainty: (i) bonuses, (ii) dividends, (iii) salaries (except for salaries to officers or other employees paid by Borrower in the ordinary course of business), (iv) any repayments of any debt or making of loans to any such person, and (v) any repayments of any Subordinated Debt.

“Cost Overruns” means pursuant to the Project Budget any material cost overruns of the Borrower in connection with the Project.

“CSG” means Cuthbert Smith Group Inc.

“Default” means an event which, with notice, lapse of time, or both, would constitute an Event of Default.

“Discount Rate” means, with respect to Guaranteed Notes, the per annum rate of interest which is the arithmetic average of the rates per annum applicable to Canadian dollar bankers’ acceptances having identical issue and comparable maturity dates as the Guaranteed Notes proposed to be issued by Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 8 a.m. (Calgary time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, or if the rate referred to is not available, then the rate quoted by Lender as the discount rate at which the Lender would purchase, on such Drawing Date or, if such date is not a Business Day, on the immediately preceding Business Day, bankers’ acceptances or drafts with a term to maturity equal or comparable to the Guaranteed Notes or Drafts to be acquired. Each determination of the Discount Rate by the Lender shall be conclusive and binding, absent demonstrated error.

“Draft” means, at any time either a depository bill within the meaning of the Depository Bills and Notes Act, or a bill of exchange within the meaning of the Bills of Exchange Act (Canada), drawn by the Borrower on the Lender or any other person and bearing such distinguishing letters and numbers as the Lender or the Person may determine, but which at such time has not been completed as to the payee or accepted by the Lender.

“Drawdown Notice” means a notice requesting the advance of any applicable Facility executed by a Key Employee of the Borrower, substantially in the form as attached hereto as Schedule “A”.

“Drawing Date” means any Business Day fixed for Drawing pursuant to Section 3.

“Drawing Notice” has the meaning set out in Section 3.

“Drawing Price” means, with respect to a Guaranteed Note or Draft, an amount equal to the Face Amount of such Guaranteed Note or Draft multiplied by the product of (i) the applicable Discount Rate [NTD: Added a separate G/N stamping fee], and (ii) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of such Guaranteed Note or Draft, and the denominator of which is 365.

“Due Diligence Request Letter” means the due diligence request letter sent by Lender’s counsel to Borrower’s counsel dated March 8, 2018.

“EBITDA” means, for any period, on a consolidated basis, net income (excluding securities-based compensation and extraordinary items) of Borrower and any Guarantor from continuing operations plus, to the extent deducted in determining net income:

(a)	Interest Expense of Borrower or such Guarantor;

(b)	income taxes expensed during the period; and

(c)	depreciation, depletion and amortization deducted for the period, in calculating net income and other non-cash items.

“Election Notice” shall have the meaning as set out in Section 17.

“Events of Default” means, collectively, the events set forth in Section 18 hereof; and

“Event of Default” means any one of them.

“Face Amount” means, in respect of a G/N, the amount payable to the holder on its maturity. “FCC” means Farm Credit Canada.

“Fiscal Quarter” means the three (3) month period commencing on the first day of each Fiscal Year and each successive three (3) month period thereafter during such Fiscal Year.

“Fiscal Year” means Borrower’s fiscal year commencing on January 1 of each year and ending on December 31 of such year.

“Fixed Charge Coverage Ratio” means the ratio, on a consolidated basis, of:

(a)	Cash Flow Available for Fixed Charges; to

(b)	Fixed Charges.

“Fixed Charges” means, for any Reference Period with respect to the Borrower on a consolidated basis, the sum of:

(a)	all scheduled principal and interest paid or payable in respect of any debt (including any debt arising hereunder); and

(b)	lease payments in respect of real or personal property leases.

“Fixed Price Contracts” means pursuant to the Project Budget, the negotiated fixed price contract with the Contractors and all other fixed price contracts with respect to the Project, including without limitation, all trade contract awards, contract change orders and purchase orders, and all such fixed price contracts will represent a minimum of 65% of the construction costs and services of the Project Budget.

“G/N” means guaranteed notes and drafts in Canadian dollars in the form described in Section 3.

“G/N Stamping Fee” means the amount calculated by multiplying the face amount of a G/N by the G/N Stamping Fee Rate and then multiplying the result by a fraction, the numerator of which is the number of days to elapse from and including the date of acceptance of such G/N up to but excluding the maturity date of such G/N, and the denominator of which is the number of days in the calendar year in question.

“G/N Stamping Fee Rate” means, with respect to a G/N, the applicable percentage rate per annum indicated below the reference to “G/N Stamping Fee” in the Applicable Margin table.

“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada, as established or adopted by the Accounting Standards Board (Canada) or any successor body, including the International Financial Reporting Standards and the Accounting Standards for Private Enterprises, if used by the applicable persons.

“Guaranteed Notes” means the non-interest bearing promissory notes issued hereunder by the Borrower to the Lender under the Lender’s guaranteed note program.

“Guarantor” means any party that has provided a guarantee in favour of Lender with respect to the Borrowings hereunder, and of the date hereof shall include KamCan Products Inc., 2011296 Alberta Inc. and Sprout Technologies Inc.

“H-Block” means the cannabis production and processing facility on the Project Lands as described in the Construction Schedule and the Project Plan.

“H-Block Extension” means the 38,500 sq. ft. extension to the H-Block.

“Hard Costs” means amounts expended or to be expended for work, services or materials done, performed, placed or furnished in the construction of the Project, and all such costs to be listed as hard costs under the Project Budget.

“Health Canada Licence” means, collectively, any licence issued by Health Canada to any of the Loan Parties in respect of the Business, including without limitation:

(a)

licence no. LIC-K8399K3QIB-2018 dated November 8, 2018 granted to Sundial to cultivate cannabis pursuant to the Cannabis Act at 6102 48th Avenue, Olds, AB T4H 1V1, as amended, supplemented or otherwise modified from time to time; and

(b)

licence no. LIC-4QZ85KDBPT-2018 dated November 9, 2018 granted to Sundial to cultivate cannabis pursuant to the Cannabis Act at 273209 Range Road 20, M.D. Rocky View No. 44, Airdrie, AB T4B 2A3, as supplemented by licence no. LIC-4QZ85KDBPT-2018-1 dated December 14, 2018 and as further amended, supplemented or otherwise modified from time to time.

“Hedging Agreement” means any swap, hedging, interest rate, currency, foreign exchange or commodity contract or agreement, or confirmation thereunder, entered into from time to time in connection with:

(a)	interest rate swaps, forward rate transactions, interest rate options, cap transactions, floor transactions and similar rate-related transactions;

(b)	forward rate agreements, foreign exchange forward agreements, cross currency transactions and other similar currency-related transactions; or

(c)	commodity swaps, hedging transactions and other similar commodity-related transactions (whether physically or financially settled), including without limitation commodity swaps,

the purpose of which is to hedge (i) interest rate, (ii) currency exchange, and/or (iii) commodity price exposure, as the case may be.

“Indebtedness” means all present and future obligations and indebtedness of a person, whether direct or indirect, absolute or contingent, including all indebtedness for borrowed money, all obligations in respect of swap or hedging arrangements and all other liabilities which in accordance with GAAP would appear on the liability side of a balance sheet (other than items of capital, retained earnings and surplus or deferred tax reserves), including for certainty royalty obligations.

“Intercreditor Agreement” means the agreement or agreements contemplated by Section 6(h) hereof as the same may be modified, amended or restated from time to time.

“Interest” means the interest to be calculated and applied pursuant to Section 2 hereof.

“Interest Expense” means, with respect to any person for any period, without duplication, interest expense of such person calculated on a consolidated basis and in accordance with GAAP as the same would be set forth or reflected on a consolidated statement of earnings of such person and, in any event and without limitation, will include:

(a)	all cash interest paid or payable in respect of such period;

(b)

all fees (including letter of credit, guarantee, commitment and bankers’ acceptances or guaranteed notes fees) accrued or payable in respect of such period and which relate to any Indebtedness pro-rated (as required) over such period (but excluding all fees payable under Section 5 of this agreement);

(c)

any difference between the face amount and the discount proceeds of any bankers’ acceptances or guaranteed notes issued by such person and other obligation issued at a discount, pro-rated (as required) over such period;

(d)

the interest component of capital lease obligations and any other financing lease obligations (whether a synthetic lease or otherwise and whether categorized as a true lease or a financing lease for income tax purposes) accrued or payable in respect of such period; and

(e)	all net amounts charged or credited to interest expense in respect of such period under any Hedging Agreement.

“Kamloops Property” means the lands located at 8170 Dallas Road in Kamloops, B.C. and legally described as PID 029-139-813.

“Key Employees” means the persons carrying out the roles of ‘Chief Financial Officer”—‘CFO’, or ‘Chief Executive Officer’ – ‘CEO’.

“Letter of Credit” means a standby or documentary letter of credit or letter of guarantee issued by Lender on behalf of Borrower.

“Loan Documents” means this agreement, each Security Document, all documents in connection with any certificates, instruments and documents delivered by or on behalf of any Loan Party in connection herewith or therewith from time to time and all future renewals, extensions, or restatements of, or amendments, modifications or supplements to, all or any part of the foregoing; and “Loan Document” means any one of them.

“Loan Parties” means Borrower and each Guarantor; and “Loan Party” means any of them.

“Material Adverse Change” means a material adverse effect on:

(a)	the business, financial condition, prospects, operations, property (including, without limitation, the Project), assets or undertaking of the Loan Parties (taken as a whole); or

(b)	the ability of any of the Loan Parties to perform any of their respective obligations under any Loan Documents to which each is a party; or

(c)	any delay or inability of the Borrower to possess and be named under a cannabis selling license past July 1, 2019; or

(d)	any departure of a Key Employee.

“Material Project Documents” means, collectively and as applicable in context: (a) the Project Budget; (b) the Fixed Price Contracts; (c) all other contracts or subcontracts relating to construction which involve aggregate payments in excess of $500,000; (d) any contract having a term of more than one year or which contemplates payments in excess of $500,000 per annum; (e) the Cannabis Licence, and (f) any other agreement which may be deemed to be material in the sole opinion of the Lender, acting reasonably; and “Material Project Document” means any one of them.

“Olds Building” means the 486,000 square foot cannabis production and processing facility of the Borrower located in Olds, Alberta.

“Original Commitment Letter” has the meaning given to it in the recitals.

“Permitted Contest” means action taken by Borrower or any Guarantor in good faith by appropriate proceedings diligently pursued to contest any taxes, claims or liens, provided that:

(a)	Borrower or any Guarantor has established reasonable reserves therefore in accordance with GAAP.

(b)	proceeding with such contest does not have, and would not reasonably be expected to have a Material Adverse Change. and

(c)

proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the property or assets of Borrower or any Guarantor.

“Permitted Distributions” means, in respect of Borrower and any Guarantor:

(a)	ordinary course payments of interest or royalties under Permitted Indebtedness or a Subordinated Royalty; and

(b)

Tax Distributions, provided that: (i) such Tax Distributions do not exceed the highest combined federal and provincial tax rate then in force in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario or Yukon, and (ii) Borrower has provided all documentation reasonably requested by Lender in connection therewith, provided, in the case of (a) that: (i) no Default or Event of Default has occurred and is continuing, and (ii) such Corporate Distributions do not cause or would not reasonably be expected to cause a Default or Event of Default prior to or after being made.

“Permitted Disposition” means, in respect of Borrower and any Guarantor, any sale, exchange, lease, transfer or other disposition of:

(a)	assets between Borrower and any Guarantor or between Guarantors;

(b)	inventory in the ordinary course of business;

(c)	equipment which has become worn out, unserviceable or obsolete and which is being replaced with equipment of an equivalent value;

(d)	assets not otherwise described in the above paragraphs during a Fiscal Year having an aggregate fair market value not exceeding $250,000.00 for such Fiscal Year; and

(e)	the Kamloops Property,

provided, in the case of (d) or (e), that no Default or Event of Default has occurred and is continuing.

“Permitted Encumbrances” means, in respect of Borrower and any Guarantor or any of their respective property, the following:

(a)	liens for taxes, assessments or governmental charges not yet due or delinquent or the validity of which is subject to a Permitted Contest;

(b)

liens arising in connection with workers’ compensation, unemployment insurance, pension, employment or other social benefits laws or regulations which are not yet due or delinquent or the validity of which is subject to a Permitted Contest;

(c)	liens under or pursuant to any judgment rendered or claim filed which are or will be appealed in good faith provided any execution thereof has been stayed;

(d)	undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent;

(e)	liens arising by operation of law such as builders’ liens, carriers’ liens, materialmens’ liens and other liens of a similar nature which relate to obligations not due or delinquent;

(f)

easements, rights-of-way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which singularly or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of Borrower or such Guarantor;

(g)

security given to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of Borrower or such Guarantor, all in the ordinary course of its business which singularly or in the aggregate do not materially impair the operation of the business of Borrower or such Guarantor;

(h)

liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), surety and appeal bonds and performance bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(i)	liens in favour of Lender securing the obligations hereunder;

(j)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions to title;

(k)	operating leases;

(l)

capital lease transactions (according to GAAP) or sale-leaseback transactions where the indebtedness represented by all such transactions does not at any time exceed $250,000 in aggregate (excluding Permitted Indebtedness);

(m)

security interests granted to or assumed by parties (excluding intermediaries with respect to purchasing agreements) in connection with the financing of the purchase of any property or asset (a “Purchase Money Security Interest”) where:

(i)	the security interest is granted at the time of or within 60 days after the purchase;

(ii)	the security interest is limited to the property and assets acquired; and

(iii)	the indebtedness represented by all Purchase Money Security Interests does not at any time exceed $250,000 in aggregate;

(n)

security interests or liens (other than those hereinbefore listed) of a specific nature (and excluding for greater certainty floating charges) on properties and assets having a fair market value not exceeding $250,000 in aggregate;

(o)

any liens granted as security for any Permitted Indebtedness (provided that the principal amount of the Indebtedness secured thereby does not exceed the corresponding amount of such Permitted Indebtedness); and

(p)	any lien from time to time disclosed by Borrower to Lender and which is consented in writing to by Lender.

“Permitted Indebtedness” means, in respect of Borrower and any Guarantor, the following:

(a)	Indebtedness under the Facilities;

(b)	trade payables incurred in the ordinary course of business;

(c)

other Indebtedness (including capital leases, purchase money obligations and operating leases entered into in connection with any sale-leaseback) which is not otherwise Permitted Indebtedness; provided that the aggregate outstanding principal amount of all such obligations does not, in the aggregate at any time, exceed $500,000; and

(d)	any Subordinated Debt, including under the Share Purchase Documents.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, governmental authority or other entity however designated or constituted.

“Prime” means the prime lending rate per annum established by Lender from time to time for commercial loans denominated in Canadian dollars made by Lender in Canada.

“Priority Payables” means, with respect to any person, any amount payable or accrued by such person which is secured by a security interest or claim which ranks or is capable of ranking prior to or pari passu with the security interests created by the Security Documents, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or taxes, holdbacks pursuant to the Builders’ Lien Act (Alberta) (or any other similar legislation), unpaid amounts for supplied materials or services which give the supplier or provider thereof the right to assert a security interest or holdback claim and other statutory or other claims that have or may have priority over, or rank pari passu with, the security interests created by the Security Documents.

“Project” means Cluster 1, Cluster 2, H-Block Extension, and the 3P Building (or any of them, as the context may require) to be built on the Project Lands and/or the Kamloops Property in respect of Cluster 2 only.

“Project Account” means the project account established on or prior to the Closing Date with the Lender, for the purposes of continuing the construction and development of the Project;

“Project Budget” means the budget of all project costs in a form acceptable to the Lender which specifically itemizes on a line by line basis all: (a) Hard Costs; (b) Soft Costs; and (c) Contingencies incurred or to be incurred by the Borrower in connection with the development of the Project, as prepared by the Borrower and approved by the Lender and the Project Consultant prior to the first draw under this agreement.

“Project Consultant” means CSG, appointed pursuant to a consulting services agreement dated as of August 14, 2018 with respect to Cluster 1, a consulting services agreement dated as of December 18, 2018 with respect to the H-Block Extension and a consulting services agreement dated as of December 18, 2018 with respect to the 3P Building.

“Project Costs” means the project costs provided for under the Project Budget.

“Project Lands” means the project lands legally described as: Plan 1710892, Block 1, Lot 13, located at 610248th Avenue, Olds, Alberta, and includes all buildings and improvements located thereon, and any related personal property located thereon or related thereto and the Borrower’s or any Guarantor’s interest in any permits, approvals and contracts relating thereto, including without limitation, any development agreements, construction contracts, lease agreements and sales agreements.

“Project Plan” means the plans and specifications pertaining to the development and construction of the entire Project, including without limitation, all structural, architectural, mechanical, electrical, landscape and interior design plans and specifications, prepared by or at the direction of the Borrower and as reviewed by the Project Consultant and approved by the Lender from time to time.

“Qualified Jurisdiction” means each of Australia, Brazil, Germany, the United Kingdom and Portugal.

“Reference Period” means the most recently completed four Fiscal Quarters of the Borrower.

“Share Purchase Agreement” means the share purchase agreement dated as of June 1, 2018 among 2119694 Alberta Inc., as seller, the Borrower, as purchaser, and KamCan Products Inc., 2011296 Alberta Inc. and Sprout Technologies Inc., as guarantors, pursuant to which the Borrower will repurchase 6,134,391 class “A” common voting shares in the capital of the Borrower from 2119694 Alberta Inc.

“Share Purchase Documents” means, collectively, the Share Purchase Agreement, the Share Purchase Guarantee and the Share Purchase Promissory Note and “Share Purchase Document” means any one of those.

“Share Purchase Guarantee” means the subordinated guarantee dated as of June 22, 2018 granted by KamCan Products Inc., 2011296 Alberta Inc. and Sprout Technologies Inc. in favour of 2119694 Alberta Inc. pursuant to the Share Purchase Agreement.

“Share Purchase Promissory Note” means the subordinated unsecured promissory note dated as of November 9, 2018 in the amount of $6,931,429.20 granted by the Borrower in favour of 2119694 Alberta Inc. pursuant to the Share Purchase Agreement and any other promissory note issued pursuant to the Share Purchase Agreement from time to time.

“Soft Costs” means amounts expended or to be expended for consultants, architects, taxes, surveys, insurance, bonding, legal costs, marketing, interest expense and financing costs of the Project and reasonable costs related to the Project Consultant.

“Sources and Uses” means, as at the Closing Date, prior to any adjustments in connection with the Project Budget:

Sources		Uses
Credit Facilities:	$49,000,000	Hard Costs:	$77,500,000
Sub Debt satisfactory to the Lender	$13,000,000	Soft Costs:	$1,500,000
Equity	$18,000,000	Contingency:	$1,000,000

Total Sources:	$80,000,000	Total Uses:	$80,000,000

“Subordinated Debt” means all Indebtedness of Borrower or any Guarantor that is effectively or expressly subordinated to the Indebtedness of Borrower or any Guarantor in favour of Lender under the Loan Documents and pursuant to the terms of the Intercreditor Agreement or, if not, is adequately deeply subordinated in the sole opinion of the Lender, including, without limitation, any Indebtedness outstanding to any Subordinated Debt Lender.

“Subordinated Debt Lenders” means, collectively (i) Auxly, (ii) 2082033 Alberta Inc., (iii) FCC; and (iv) any additional debt lender approved by Lender, who, in each case, are party to the Intercreditor Agreement or adequately deeply subordinated in the sole opinion of the Lender, and “Subordinated Debt Lender” means any one of them.

“Subordinated Royalty” means each royalty owing by Borrower or any Guarantor that is effectively or expressly subordinated to the Indebtedness of Borrower or any Guarantor in favour of Lender under the Loan Documents and pursuant to the terms of the Intercreditor Agreement or, if not, are adequately deeply subordinated in the sole opinion of the Lender, including, without limitation, any royalties outstanding to the Subordinated Royalty Purchaser under the amended and restated investment and royalty agreement dated as of August 16, 2018 between 2082033 Alberta Ltd., as purchaser, and the Borrower.

“Subordinated Royalty Purchasers” means (i) 2082033 Alberta Ltd. and (ii) any additional royalty purchaser approved by Lender, who, in each case, are party to the Intercreditor Agreement or adequately deeply subordinated in the sole opinion of the Lender, and “Subordinated Royalty Purchaser” means any one of them.

“Subsidiary” means:

(a)

a person of which another person alone or in conjunction with its other subsidiaries owns an aggregate number of voting shares sufficient to elect a majority of the directors regardless of the manner in which other voting shares are voted; and

(b)

a partnership of which at least a majority of the outstanding income interests or capital interests are directly or indirectly owned or controlled by such person, and includes a person in like relation to a Subsidiary.

“Term Date” means August 16, 2020.

“Term Out Facility Date” means the date of the first drawdown under Facility #5.

“Working Capital Ratio” means the ratio (expressed as a decimal number rounded to two decimal places) determined by:

(a)	all amounts that would, in conformity with GAAP, be classified on a consolidated balance sheet of the Borrower as current assets of the Borrower and its Subsidiaries on such date; divided by

(b)

all (i) Indebtedness of the Borrower and its Subsidiaries that, by its terms, is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of the Borrower or its Subsidiary, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), and (ii) other items that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person, in each case calculated on a consolidated basis.